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                                                                   EXHIBIT 11

                        COMPUTER TASK GROUP, INCORPORATED
                        ---------------------------------




        Computation of fully diluted earnings per share under treasury stock method set forth in Accounting Principles Board Opinion No. 15.



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                 COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE
                    UNDER TREASURY STOCK METHOD SET FORTH IN
                   ACCOUNTING PRINCIPLES BOARD OPINION NO. 15

                  (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)






                                                   Quarter Ended
                                                 March 29, March 31,
                                                  1996       1995
                                                --------    ------


Average number of shares outstanding
     during period                                10,308     9,997
Adjusted for:Shares under stock
                  options plans                      259       246
             Shares held by Stock
                  Employee Compensation Trust     (1,831)   (1,770)
                                                --------    ------

Number of shares on which primary
     earnings per share is based                   8,736     8,473
                                                ========    ======

Net income for the period                       $  2,213     1,594

Primary earnings per share                      $   0.25    $ 0.19
Fully diluted earnings per share                $   0.25    $ 0.19




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